Exhibit 10.11

Leatt®Business Terms

Date:	02/28/2010

Valid:	Business terms here within are valid until further notice of new business terms.

Pricing:	Please refer to separate price list Motorcycle, Bicycle, Kart and Automotive.

Shipping terms:	All orders ship C&F (Cost & Freight).
Leatt® pay ocean freight from Leatt® factory to Distributor nearest port in Europe.
Container and/or LCL (Less than Container Load) ocean freight is covered by Leatt® .
Air shipping costs are fully covered by Distributor.

Payment terms:	10% deposit latest 7 days (1 week) after ordering. 90% payment before shipping.
Customers with perfect credit rating will pay the 90% 30d after shipping.
New customers pay 10% deposit latest 7 days (1 week) after ordering. 90% payment before shipping until Leatt® has established a payment record with the new customer.

Orders:	All order shall be submitted by e-mail to erik@leatt-brace.com

Order dates:	Order Group 1

For all products in order group 1 order date is the last day every month. Orders in order group 1 received after that day will automatically be moved to last day the following month! If this happens you will be advised by Leatt® .

Order Group 2

For all products in order group 2 order date is the last day every 3 month. First date 2010-02-28 followed by 2010-05-31, 2010-08-31 and so on. Orders in order group 2 received after that day will automatically be moved to last day the 3 months later! If this happens you will be advised by Leatt® .

Order Group 3
For all products in order group 3 order dates will be advised by Leatt® separately.

In the Leatt® price list you will find which order group the part number belong to.

Moq:	MOQ - Minimum Order Quantities apply for each order. Braces MOQ is min 50 pcs total all brace part numbers. Protection MOQ is min 75 pcs total all protection part numbers

Order confirm:	Leatt® will send order confirmation and deposit invoice with in 2 working days.

Lead time:	Order Group 1 and 2. Lead time is within 60d + shipping.
Order Group 3 Lead time will be advised separately

Spare parts:

It is compulsory by Distributor to order spare parts with the brace order. The price list for spare parts are for order with the braces. Emergency stock of spare parts is available at Leatt® Cape Town. Leatt® Cape Town spare parts stock have 25% higher price and shipping terms are ex works Leatt® Cape Town

Race support:

Leatt® distributor is obliged to make a national Race Support plan together with Leatt® . In general Distributor are adviced to have Leatt® Race Support at international races in the sales territory. Distributor or/and dealer are adviced also to have presence national events and other premium events in the territory. Leatt® will after setting the Race Support plan with the distributor free of charge supply distributor with a Race Support Kit. Please se price list regarding content of the kit.

Exhibitions:	Leatt® distributor is obliged to make a national exhibition plan with Leatt® .

Meeting:	Leatt® distributor is obliged to attend our distributors meetings when held in Europe

Booking:	Leatt® and Distributor joint plan booking program for the dealers to make dealers stock. Booking program support by Leatt® to be negotiated.

Promotion:

Leatt® will supply promotion material. Please see price list. Shop display program is to be set with the Distributor. Target is to have x% of all dealers in the territory to have a Leatt® shop display i.e. dealers are stocking Leatt® . X to be set by Leatt® and distributor together.

Marketing:	Leatt® and Distributor joint plan national and local marketing.
Distributor have a marketing account at Leatt® which is 3% of turnover.
50/50 market support is paid by Leatt® in product.
50% of advert cost is covered by Leatt® at presentation of advert and cost.
Adverts have to be pre-approved by Leatt®
The marketing account can not be saved to next year.
Updated marketing account status every month.

Stock:	Distributor will be advised by Leatt® to present their Leatt® stock situation monthly. This for better Leatt® production planning.
Trademarks

The Distributor shall be entitled, during the term of the Distributorship created by this Agreement and any extension thereof, to advertise and hold itself out as an authorized Distributor of the Products. At all times during the term of this Agreement and any extension thereof, the Distributor may use the Trademarks in all approved advertisements and other activities conducted by the Distributor to promote the sale of the Products.

The Distributor agrees to follow the long term marketing communication strategy as directed by the Company.

The Distributor shall submit examples of all proposed advertisements and other promotional materials for the Products to the Company for inspection and the Distributor shall not use any such advertisements or promotional materials without having received the prior written consent of Company to do so. The Distributor shall not, pursuant to this Agreement or otherwise, have or acquire any right, title or interest in or to the Trademarks.

Consent to	Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation,

Jurisdiction regarding disputes between the Parties

interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by the South African laws of arbitration in accordance with the arbitration Rules of the Arbitration Foundation of South Africa ('AFSA') as amended from time to time. The exclusive location of all hearings and proceedings for the arbitration will be Cape Town, South Africa. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. This Section shall bar any legal proceedings commenced prior to or in lieu of the mandatory arbitration required under this Section and shall be final and binding on the parties.

Termination of Relationship

Either Party may cancel the Relationship upon given the other party 3 (three) calendar months written notice for any reason whatsoever. No indemnity, severance, damages, or compensation shall be deemed earned or payable to the Distributor upon termination because of the Distributor's activities done or performed while this Agreement was in effect, or because of the expenditures, investments, leases, agreements, or commitments given or made in connection with the creation, development, maintenance, growth, expansion, and financing of such distributorship, or because of the creation or existence of distributorship goodwill.